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                                                                    Exhibit 10.1
                             ROSNER - INTERMAGNETICS

                    1998 EMPLOYMENT AND CONSULTING AGREEMENT

                   EMPLOYMENT AND CONSULTING AGREEMENT (the "Agreement") dated as of April 20, 1998 between Intermagnetics General Corporation, a New York corporation (the "Company"), and Carl H. Rosner ("Employee").

                   WHEREAS, Employee served as the President and Chief Executive Officer of the Company under an Employment and Consulting Agreement dated September 22, 1992 between the Company and Employee (the "1992 Agreement");

                   WHEREAS, the 1992 Agreement was subsequently superseded by a new Employment and Consulting Agreement, dated December 15, 1994, between the Company and the Employee (the "1994 Agreement") which, among other things, extended the service term of the employment provisions of the 1992 Agreement for an additional two years;

                   WHEREAS. the parties reached an understanding during the summer of 1996 to extend the service term of the employment provisions of the 1994 Agreement for an additional year, which understanding, although not reduced to writing, was nonetheless documented in the minutes of the Compensation Committee and the minutes of the Board of Directors of the Company for July and August of 1996, and which understanding has been fully performed by both parties (the "1996 Understanding");

                   WHEREAS, the parties now wish to extend the service term of the employment provisions of the 1996 Understanding and make certain other changes in the employment and consulting relationship between the Company and the Employee on such terms and conditions as will secure the benefit of Employees services to the Company; and

                   WHEREAS, Employee and the Company desire that the 1992 Agreement, the 1994 Agreement and the 1996 Understanding all be superseded by this Agreement.

                   NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. The Company hereby employs or retains Employee, and Employee hereby accepts such employment or consulting assignment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

         1.1. Term.

         (a) Employment Term. Employee shall be employed as a full-time employee of the Company for the term (the "Employment Term") running two fiscal years beginning retroactive to June 1, 1997 and ending on May 31, 1999.

         (b) Consulting Term. For the five fiscal years immediately following the Employment Term (the "Consulting Term"), Employee shall serve as a consultant to the Company as set forth in Section 1.7 hereof.

         (c) Agreement Term. The term of this Agreement (the "Agreement Term") shall commence retroactively as of June 1, 1997 and shall continue for the Employment Term plus the Consulting Term, unless terminated prior thereto in accordance with Section 8 or 9 hereof.

         1.2. Duties and Responsibilities.
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         (a)      During the Employment Term, Employee shall serve as Chief
                  Executive Officer of the Company and shall perform all duties and accept all responsibilities incidental to such position or as may be assigned to him by the Company's board of directors, and he shall cooperate fully with the board of directors and other executive officers of the Company. During the Employment Term, Employee shall also be available to perform similar duties on behalf of subsidiaries or divisions of the Company. During the Employment Term, employee shall at all times comply with policies and procedures adopted by the Company for employees of the Company and its subsidiaries, including without limitation the procedures and policies adopted by the Company regarding conflicts of interest.

         (b) During the Consulting Term, Employee shall provide consulting services to the Company, and as such be involved in the Company's external activities, policies and interests, including joint ventures, investments, acquisitions, etc. During the Consulting Term, Employee shall provide such consulting services to the Company as an independent contractor and not as an employee of the Company. Employee shall at all times during the Consulting Term act as an independent contractor and during such period nothing hereunder shall create or imply a relationship of employer-employee between the Company and Employee. During the Consulting Term, Employee shall also be available to perform similar duties on behalf of subsidiaries or divisions of the Company. During the Consulting Term, Employee shall at all times comply with policies and procedures adopted by the Company for consultants to the Company, including without limitation the procedures and policies adopted by the Company regarding conflicts of interest.

         (c) Employee represents and covenants to the Company that he is not subject, or a party, to any employment agreement, non-competition covenant, non-disclosure agreement or any similar agreement, covenant, understanding or restriction which would prohibit Employee from executing this Agreement and performing his duties and responsibilities hereunder during both the Employment Term and the Consulting Term, or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Employee by the Company or the scope of assistance to which he may now or in the future provide to subsidiaries or divisions of the Company, including without limitation any duties and responsibilities relating to the development, production and/or sale of (i) superconductive wire and materials, (ii) permanent and superconductive magnet systems, or RF coils, used in MRI diagnostic imaging systems,
                  (iii) NMR spectroscopy systems, (iv) devices for separation of materials by magnetic means, (v) cryogenic equipment and refrigeration systems, (vi) permanent magnet applications as part of the U.S. strategic defense initiative program, or
                  (vii) CFC replacement products.

         1.3. Extent of Service.

         (a) During the Employment Term, Employee agrees to use his best efforts to carry out his duties and responsibilities under
                  Section 1.2(a} hereof and to devote his full time, attention and energy thereto, provided, however, that Employee shall not be required to transfer to a location other than the metropolitan Albany, New York area without his prior consent. Employee further agrees not to work either on a part time or independent contracting basis for any other business or enterprise during the Employment Term without the prior consent of the board of directors of the Company.

         (b) During the Consulting Term, Employee agrees to devote approximately twenty (20) hours a week (inclusive of pro rata vacation, holiday and sick leave) of his time, attention and energy thereto; provided, however, that (i) Employee-shall have complete discretion to select the specific dates required for the performance of consulting activities hereunder, and
                  (ii) Employee shall not be required to perform such consulting services outside the metropolitan Albany, New York area without his prior consent.
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         (c)      Except as provided in Section 5 hereof, neither subsection (a)
                  nor (b) hereof shall be construed as preventing Employee from making investments in other businesses or enterprises, or from serving as a director of any other business or enterprise, provided that Employee agrees not to become engaged in any other business activity which may interfere with his ability to discharge his duties and responsibilities to the Company as an employee or consultant.

         1.4. Base Compensation During Employment Term. For all the services rendered by Employee during the Employment Term, the Company shall pay Employee an annual salary at the rate of $335,000 for each full year of the Employment Term, plus unused vacation at the end of each year and such additional amounts, if any, as may be approved by the Company's board of directors, less withholding required by law or agreed to by Employee, payable in installments at such times as the Company customarily pays its other senior officers (but in any event no less often than monthly). The Compensation Committee of the board of directors of the Company shall annually review Employee's salary to determine if an increase is appropriate. During the Employment Term, Employee shall also be (i) entitled to participate in such vacation pay, life insurance, pension benefits and other fringe benefit plans as may exist from time to time for the senior officers of the Company (subject to payment of such portion of the costs thereof as the Company requires from its senior officers); (ii) provided with one social club membership as chosen by Employee; (iii) provided with a term life insurance policy payable to Employee's designated beneficiary or beneficiaries in the face amount of $500,000 less any amount currently provided under the Company's group life insurance coverage; and (iv) entitled to be reimbursed for the reasonable expenses incurred by him in obtaining advice and services related to financial and retirement planning. Notwithstanding the foregoing, during the Employment Term, the Company shall purchase a disability insurance policy for Employee with minimum coverage equal to 60% of his base salary adjusted annually for inflation, payable for the periods set forth on Schedule 1 hereto, with a waiting period not to exceed 26 weeks, subject to reductions for Social Security disability and worker's compensation payments, if any, received by Employee. The disability policy shall define "disability" to be Employee's inability to perform all of his material duties on a full-time basis, and shall provide for partial disability coverage in the event the Employee is unable to perform those duties on a full-time basis and his income is reduced because of such disability.

         1.5. Incentive Compensation. In addition to the compensation set forth above, during the Employment Term Employee shall be entitled to participate in such incentive compensation or bonus plans, if any, as may be adopted by the board of directors of the Company from time to time (without any obligation to the board of directors of the Company to do so). Notwithstanding the foregoing, Employee shall receive in respect of each of the two fiscal years during the Employment Term a minimum cash bonus equal to not less than 1% of the Company's income before taxes for such fiscal year. The bonus shall be paid to Employee as soon as possible after the audited financial statements for such fiscal year are available, but in no event later than 90 days after the end of the fiscal year.

         1.6. Stock Options. In consideration for Employee's continued employment under this Agreement, the Company on June 1, 1999 will grant to Employee, if he elects to begin the Consulting Term and if the Company at such date continues to be a publicly held company whose shares of Common Stock are registered under the Securities Exchange Act of 1934 (the "1934 Act"), a non-qualified option to purchase 75,000 shares (subject to adjustment for future stock dividends or splits) of Common Stock of the Company, with the option vesting at a rate of 33.33% on each of June 1, 2000, June 1, 2001 and June 1, 2002. The grant will be made pursuant to the 1990 Stock Option Plan of the Company, or any successor plan qualified under the rules and regulations pursuant to Section 16 of the 1934 Act, and adopted by the Company's shareholders as required by Rule 16b-3 of the 1934 Act, and a stock option agreement for non-qualified options in the form used generally by the Company. The exercise price of the option will be equal to the fair market value of the Company's common stock on the date of grant, and the term of the stock option is five years.
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         1.7. Consulting Term. For all services rendered by Employee as a consultant to the Company during the Consulting Term, the Company shall pay Employee compensation at the annual rate of 50% of his annual salary at the end of the Employment Term for each full year of the Consulting Term, provided however that for any week during the Consulting Term in which Employee works more than twenty (20) hours, the Company shall pay Employee additional compensation of 125% of the Employee's then daily rate for each eight (8) hours, or portion thereof, beyond such twenty (20) hours that the Employee worked that week. For the purposes of the foregoing, hours worked shall include time spent traveling on behalf of the Company. The Company shall also pay Employee an incentive bonus in respect of each of the five fiscal years during the Consulting Term equal to not less than 1/2% of the Company's income before taxes for such fiscal year. The bonus shall be paid to Employee as soon as possible after the audited financial statements for such fiscal year are available, but in no event later than 90 days after the end of the fiscal year, plus such additional amounts, if any, as may be approved by the Company's board of directors, payable in installments at such time as the Company customarily pays its senior offices. During the Consulting Term, Employee shall also be entitled to suitable office space at the Company, including access to telephones, computers and copiers, and appropriate executive support. During the Consulting Term, Employee shall also be entitled to life, disability and health insurance benefits provided generally to senior officers of the Company, and any other privileges and perquisites granted to the Company's President, Chief Operating Officer or Chief Executive Officer, during such periods of time (subject to payment of such portion of the costs thereof as the Company requires from its senior officers). During the Consulting Term, Employee shall be solely responsible for the payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws that pertain to the compensation paid to Employee for his performance of consulting services.

2. Expenses. Employee shall be reimbursed for the reasonable business expenses incurred by him in connection with his performance of services hereunder during the Agreement Term upon presentation of an itemized account in accordance with Company policies.

3. Developments. All developments (including inventions, whether patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings) which either directly or indirectly relate to or may be useful in the business of the Company or any of its affiliates (the "Developments") which Employee, either by himself or in conjunction with any other person or persons, has conceived, made, developed, acquired or acquired knowledge of while an employee of the Company or which Employee, either by himself or in conjunction with any other person or persons, shall conceive, make, develop, acquire or acquire knowledge of during the Agreement Term, shall become and remain the sole and exclusive property of the Company. Employee hereby assigns, transfers and conveys, and agrees to so assign, transfer and convey, all of his right, title and interest in and to any and all such Developments and to disclose fully as soon as practicable, in writing, all such Developments to the board of directors of the Company. At any time and from time to time, upon the request and at the expense of the Company, Employee will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, re-issue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse Employee for all reasonable expenses incurred by him in compliance with the provisions of this Section.

4. Confidential Information. Employee recognizes and acknowledges that by reason of his employment by the Company, he has had, and, by reason of his continued employment by and consulting to the Company, he will continue to have, access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to products, inventions, innovations, designs, ideas, plans,

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trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its affiliates and dealers, distributors, wholesalers, customers, clients, suppliers and others who have had or will have business dealings with the Company and its affiliates ("Confidential Information"). Employee acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after the Agreement Term, disclose any such Confidential Information to any person for any reason whatsoever (except as his duties during the Agreement Term may require) without the prior written authorization of the Company's board of directors, unless such information is in the public domain through no fault of Employee or except as may be required by law.

5. Non-Competition.

         5.1 Limitation. During such time as Employee is employed by the Company as an employee or consultant and until the later of (x) June 1, 2001 or
         (y) one year after termination of Employee's employment or consulting relationship with the Company (whether such termination is during or after the Agreement Term), Employee will not, unless acting pursuant hereto or with the prior written consent of the board of directors of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a director, officer, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged in the development, production, sale, rental or repair of (i) superconductive wire and materials, (ii) permanent and superconductive magnet systems, or RF coils, used in MRI diagnostic imaging systems, (iii) NMR spectroscopy systems, (iv) devices for separation of materials by magnetic means,
         (v) cryogenic equipment and refrigeration systems, (vi) permanent magnet applications as part of the U.S. strategic defense initiative program, or (vii) CFC replacement products. It is recognized by Employee that the business of the Company and the other subsidiaries or divisions of the Company which provide similar products or services and Employee's connection therewith is or will be international in scope, and that geographical limitations on this non-competition covenant (and the non-solicitation covenant set forth in Section 6 hereof) are therefore not appropriate.

         5.2 Exception. The foregoing restriction shall not be construed to prohibit the ownership by Employee of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business (other than exercising his rights as a shareholder), or seeks to do any of the foregoing.

6. No Solicitation. Employee agrees that until the later of (x) June 1, 2001 or
(y) one year after termination of Employee's employment or consulting relationship with the Company (whether such termination is during or after the Agreement Term) he will not call on or solicit, either directly or indirectly, any person, firm, corporation or other entity who or which at the time of such termination was, or within two years prior to the termination of Employee's employment or consulting relationship with the Company had been, a customer of the Company or any of its affiliates with respect to the activities prohibited by Section 5 hereof.

7. Equitable Relief.

         7.1 Right to Equitable Relief. Employee acknowledges that the restrictions contained in Sections 4, 5 and 6 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company for which there would be no adequate remedy at law. Employee also acknowledges that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Employee agrees that in the event of any such violation, an action may be commenced by the Company for any such preliminary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction within the State of New York or in a court of competent jurisdiction in any other state. Employee hereby waives any objections on the grounds of improper jurisdiction or venue to the commencement of an action in the State of New York and agrees that effective service of process may be made upon him by mail under the notice provisions contained in Section 16 hereof. In the event that any of the provisions of Sections 4, 5 or 6 hereof should ever be adjudicated to exceed the time, geographic, product or other 'imitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other 'imitations permitted by applicable law.

         (b) Dissemination of Restrictions. Employee agrees that until the expiration of the covenants contained in Sections 3, 4, 5 and 6 of this Agreement, he will provide, and that the Company may similarly provide, a copy of the covenants contained in such Sections to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or (ii) with which he may be connected with as a director, officer, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used.

8. Termination. This Agreement shall terminate prior to the expiration of the Agreement Term upon the occurrence of any one of the following events:

         8.1. Disability. In the event that Employee is unable fully to perform his duties and responsibilities hereunder to the full extent required by the board of directors of the Company by reason of illness, injury or incapacity for 26 consecutive weeks, during which time he shall continue to be compensated as provided in Section 1.4 or 1.7 hereof, as applicable (less any payments due Employee under disability benefit programs, including Social Security disability, worker's compensation and disability retirement benefits), this Agreement may be terminated by the Company, and the Company shall have no further liability or obligation to Employee for compensation hereunder; provided, however, that Employee will be entitled to receive, in addition to amounts due him in such circumstances under any pension or benefit plans of the Company (including, without limitation, the Company's Retirement Plan, Supplemental Retirement Plan, Supplemental Income Plan and Savings
         Plan), (i) during the Employment Term, the payments prescribed under any disability benefit plan which may be in effect for employees of the Company and in which he participated (subject, however, to the minimum disability benefit provisions set forth in Section 1.4 hereof), and a pro rata portion of the incentive compensation, if any, referred to in
         Section 1.5 hereof in respect of the period prior to the date on which Employee first became disabled, and (ii) during the Consulting Term, an equivalent level of benefits as provided by Section 1.7 hereof. Employee agrees, in the event of any dispute under this Section 8.1, to submit to a physical examination by a licensed physician selected by the board of directors of the Company.

         8.2. Death. In the event that Employee dies during the Agreement Term, the Company shall pay to his executors, legal representatives or administrators an amount equal to the installment of his salary or compensation referred to in Section 1.4 or 1.7 hereof, as applicable, for the month in which he dies plus a further amount equal to three months' salary or compensation referred to in Section 1.4 or 1.7 hereof, as applicable, and thereafter the Company shall have no further liability or obligation hereunder to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him; provided, however, that Employee's estate or designated beneficiaries shall be entitled to receive, in addition to amounts due him in such circumstances under any pension or benefit plans of the Company (including, without limitation, the Company's

         Retirement Plan, Supplemental Retirement Plan, Supplemental Income Plan and Savings Plan), (i) during the Employment Term, the payments prescribed for such recipients under any death benefit plan which may be in effect for employees of the Company and in which Employee participated (subject, however, to the minimum life insurance provisions set forth in Section 1.4 hereof), and a pro rata portion of the incentive compensation, if any, referred to in Section 1.5 hereof in respect of the year during which Employee died, and (ii) during the Consulting Term, an equivalent level of benefits as provided by Section
         1.7 hereof.

         8.3. Voluntary Termination. In the event that subsequent to June 1, 2000 Employee voluntarily terminates the Consulting Term at any time upon 30 days prior written notice to the Company.

         8.4. Cause. Nothing in this Agreement shall be construed to prevent its termination by the Company at any time for "cause." For purposes of this Agreement, "cause" shall mean the willful and intentional failure of Employee to perform or observe any of the material terms or provisions of this Agreement, dishonesty, conviction of a crime involving moral turpitude, habitual insobriety, substance abuse or misappropriation of funds. The Company's liability, if any, for payments to Employee by virtue of any wrongful termination of Employee's employment or consulting relationship pursuant to this Agreement shall be reduced by and to the extent of any earnings received by or accrued for the benefit of Employee during any unexpired part of the Agreement Term.

9. Extraordinary Termination. In the event of an Extraordinary Termination during the Agreement Term, as defined in Section 9.1(b), the following provisions shall apply.

         9.1. Definitions. The following terms shall have the meanings indicated for purposes of this Section 9:

         (a) "Control Transaction" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, as in effect on the date of this Agreement, in a Form 8-K filed under the Exchange Act or in any other filing by the Company with the Securities and Exchange Commission; provided that, without limitation, such a Control Transaction shall be deemed to have occurred if:

                  (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the voting power of the then outstanding securities of the Company;

                  (2) during any period of two consecutive calendar years there is a change of 25% or more in the composition of the board of directors of the Company in office at the beginning of the period except for changes approved by at least two-thirds of the directors then in office who were directors at the beginning of the period.

         (b) "Extraordinary Termination" means (i) termination by the Company of the employment of Employee with the Company, or termination of the retention of Employee as a consultant, or in either case for any reason other than as set forth in
                  Section 8 hereof, within three years after a Control Transaction, or (ii) resignation of Employee upon the occurrence of any of the following events within three years after a Control Transaction:

                  (A) an assignment to Employee of any duties inconsistent with, or a significant change in the nature or scope of Employee's authority or duties from, those held by Employee immediately prior to the Control Transaction;

                  (B) a reduction in Employee's annual salary, consulting payment or incentive compensation opportunities, as in effect immediately prior to the Control Transaction or as the same may be increased thereafter;

                  (C) a relocation of the site of employment of Employee (or the site to which Employee regularly reports to work as a consultant) more than 15 miles from his site of employment or work at the time of the Control Transaction, or, if Employee consents to his relocation, the failure of the Company to pay (or promptly fully reimburse him for) all reasonable moving expenses incurred by him relating to a change of his principal residence in connection with such relocation and to indemnify him against any loss realized in the sale of his principal residence in connection with any change of residence;

                  (D) during the Employment Term, the failure by the Company to provide Employee with a reasonable number of paid vacation days at least equal to the number of paid vacation days to which he was entitled in the last full calendar year prior to the Control Transaction;

                  (E) the failure of the Company to provide Employee with substantially the same fringe benefits that were provided to him immediately prior to the Control Transaction, or with a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to the Control Transaction, is substantially at least as beneficial to Employee in all material respects to such fringe benefits taken as a whole; or

                  (F) the failure of the Company to obtain the express written assumption of and agreement to perform this Agreement by any successor as and to the extent required by Section 12 of this Agreement.

         9.2. Termination Payments.

         (a) In the event of an Extraordinary Termination during the Agreement Term, the Company shall, in addition to any amounts due for periods prior to the Extraordinary Termination, pay to Employee in cash within ten days after the Extraordinary Termination an amount equal to the sum of:

                  (i) three times the greater of (A) Employee's annual salary or annual consulting compensation at the time of the Control Transaction, or (B) Employee's annual salary or annual consulting compensation immediately prior to the Extraordinary Termination; plus

                  (ii) if the Extraordinary Termination occurs during the Employment Term, three times the greater of (A) the most recent annual bonus paid to Employee prior to the Extraordinary Termination or (B) the estimated amount of his bonus for the year that includes the date of the Extraordinary Termination; plus

                  (iii) at the option of Employee and in lieu of his exercising any stock options that he might hold at the time, an amount equal to the excess of the aggregate market price at the close of business on the date of the Extraordinary Termination of the Company's shares subject to all stock options outstanding and unexercised, whether vested or unvested, over the aggregate exercise price of all such stock options; plus

                  (iv) if the Extraordinary Termination occurs during the Employment Term, payment in lieu of all unused vacation or sick time.

         (b) Employee may elect to defer the payment of all or part of the amount to be paid to him under subsection (a) for up to twelve months after the Extraordinary Termination, or to have all or part of such amount paid to him in installments over a period not to exceed twelve months after the Extraordinary Termination.

         (c)      In addition to payment of the amounts specified in subsection
                  (a), for a period of twelve months following an Extraordinary Termination during the Employment Term or the Consulting Term, the Company will continue or cause to be continued, at no cost to Employee, medical care and life insurance benefits substantially comparable to those furnished to Employee by the Company immediately prior to the Extraordinary Termination.

         (d) It is the intention of the parties that the payments under this Section 9 shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations promulgated by the Internal Revenue Service thereunder. In the event that the independent accountants acting as auditors for the Company on the date of a Control Transaction (or another accounting firm designated by them) determine that the payments under this Section constitute "excess parachute payments," the amounts payable under this Section shall be reduced to the maximum amount which may be paid without constituting the payments "excess parachute payments." Such determination shall take into account (i) whether the payments under this Agreement are "parachute payments" within the meaning of Section 280G and, if so, (ii) the amount of payments under this Section that constitutes reasonable compensation within the meaning of Section 280G. The fees and expenses of the accountants performing this calculation shall be paid in full by the Company. Nothing contained in this Agreement shall prevent the Company after a Control Transaction from agreeing to pay Employee compensation or benefits in excess of those provided in this Agreement.

         9.3. Interest and Expenses. If the Company shall fail or refuse to pay any amount due under this Section 9 within the time required, the Company shall pay to Employee, in addition to the payment of any other sums required under this Section.

         (1) interest, compounded daily, on any amount remaining unpaid from the date payment is required under this Section until payment to Employee, at the rate from time to time announced by Corestates Bank as its prime rate plus 1.5%, each change in the rate of interest hereunder to take effect on the effective date of the change in such prime rate; and

         (2) on demand, the amount necessary to reimburse Employee for all expenses (including reasonable attorneys' fees and disbursements) incurred by Employee in enforcing any of the obligations of the Company under this Section.

         9.4. Payment Obligations Absolute. The obligation of the Company to pay Employee the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right that the Company may have against him or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. The Company waives all rights which it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Section, or any other section of this Agreement, in whole or in part. Each and every payment made hereunder by the Company shall be final and the Company will not seek to recover all or any part of such payment from Employee or from whomsoever may be entitled thereto, for any reason whatsoever, except as provided in Section 9.2(d) hereof. Employee shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise.

10. Withholding of Taxes. The Company may withhold from any payments under this Agreement all federal, state or local taxes as shall be required pursuant to any law, regulation or ruling.

11. Non-Alienation. Employee shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement, and no benefit payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law.

12. Successor Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether in one transaction or a series of transactions) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the "Company'" shall mean the Company as hereinbefore defined and any such successors to its business and/or assets.

13. Survival. Notwithstanding the termination of this Agreement by reason of Employee's disability under Section 8.1, for cause under Section 8.3 or upon an Extraordinary Termination of Employment under Section 9, his obligations under Sections 3, 4, 5 and 6 hereof shall survive and remain in full force and effect indefinitely, or for such shorter period therein provided, and the provisions for equitable relief against Employee in Section 7 hereof shall likewise continue in force.

14. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York without giving effect to any conflict of laws provisions.

15. Litigation Expenses. In the event of a lawsuit by either party to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses and attorneys' fees from the other party.

16. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

                                     Intermagnetics General Corporation
                                     450 Old Niskayuna Road
                                     P.O. Box 461
                                     Latham, N.Y. 12110
                                     Attention: Board of Directors


If to Employee, to:

                                     Carl H. Rosner
                                     1180 Ruffner Road
                                     Schenectacy, NY 1230.

or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

17. Contents of Agreement; Amendment and Assignment.

         (a) This Agreement supersedes all prior agreement (including the 1992 Agreement, the 1994 Agreement and the 1996 Understanding) and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the board of directors of the Company and executed on its behalf by a duly authorized officer; provided, however, that (i) the provisions of Sections 3, 4 and 7 shall be in addition to, and not in limitation of, any other invention assignment, confidentiality or similar agreement between the Company and Employee, and (ii) the representations of Employee set forth in Section 1.2(b) of the Employment Agreement dated January 12, 1988 between the Company and Employee, Section 1.2(c) of the Employment Agreement dated February 14, 1990 between the Company and the Employee and Section 1.2(c) of the 1992 Agreement shall continue in full force and effect. Without limitation, nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of the Company or as a consultant to the Company except as specifically provided herein during the Agreement Term.

         (b) Employee acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to Employee.

          (c) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Employee.

18. Severabilitv. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

19. Remedies Cumulative; No Waiver. No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company from time to time and as often as may be deemed expedient or necessary by the Company in its sole discretion

                    IN WITNESS WHEREOF, the ,undersigned have executed this Employment and Consulting Agreement as of the date first above written.



ATTEST                                   INTERMAGNETICS GENERAL CORPORATION


--------------------                     --------------------
Catherine E. Arduini                     Thomas L. Kempner
Corporate Secretary                      Chairman, Compensation Committee
                                         of the Board of Directors


Witness                                  CARL H. ROSNER

--------------------                     --------------------
Catherine E. Arduini